Exhibit (a)(7)

NEWS RELEASE

FOR IMMEDIATE RELEASE

For Further Information Contact:
Ray Christie
Phone: (510) 668-2200 or
Email: rchristi@thermawave.com

THERMA-WAVE OFFERS

EMPLOYEE STOCK OPTION EXCHANGE PROGRAM
(EXCLUDES OFFICERS AND DIRECTORS)

FREMONT, CA, August 13, 2003 -- Therma-Wave, Inc. (Nasdaq: TWAV) Today, Therma-Wave, Inc. commenced the Therma-Wave Employee Stock Option Exchange Program. The voluntary program allows Therma-Wave employees, excluding officers and directors, to cancel existing options issued before July 1, 2002 with an exercise price greater than $2.00 per share and exchange them for new options that will be granted promptly following the date of cancellation. The number of shares of common stock that a participant will receive upon exercise of a replacement option will be equal to 75% of the number of shares the participant would have received if the participant had exercised the options that are exchanged. The new option grants will have a different vesting schedule from the original option grants and will have an exercise price equal to the closing trading price of our common stock on The Nasdaq National Market on the day the exchange offer terminates.

We are launching the program because many of our employees hold stock options with an exercise price that significantly exceeds the current market price of our common stock. The company's Board of Directors recognizes that our option plans may not currently be providing performance incentives for our valued employees, and thus has approved this program to provide such employees with the benefit of options that over time may have a greater potential to provide value.

We anticipate that cancellation of options tendered under the program will become effective in early September, following completion of certain formalities with the SEC, the expiration of an SEC imposed notice period and other requirements.

About Therma-Wave, Inc.

General. We are a worldwide leader in the development, manufacture, marketing and service of process control metrology systems for use in the manufacture of semiconductors. Process control metrology is used to monitor process parameters in order to enable semiconductor manufacturers to maintain high yields on the production lines, reduce feature size, increase wafer size, increase equipment productivity and improve device performance. Our metrology systems are used in all sections of the semiconductor fabrication plant, or fab, to control the wafer fabrication processes. Examples of wafer fab processes, in which our metrology systems supply key information, are photoresist processing to support lithography, deposition of insulator and conductor films, patterned removal, or "etching", of insulator and conductor films, ion implantation and chemical mechanical planarization. We currently sell four product families of process control metrology systems: Therma-Probe™ systems, Opti-Probe™ systems, Opti-Probe Real-Time/Critical Dimensions™ systems, and Integra™ and Sensys™ integrated metrology systems.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Therma- Wave's expectations, beliefs, hopes, intentions or strategies regarding the future and Therma-Wave's stock price. All forward-looking statements included in this document are based upon information available to Therma-Wave as of the date hereof, and Therma-Wave assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to the factors and risks discussed in Therma-Wave's Annual Report on Form 10-K for the fiscal year ended March 29, 2003 and in other reports filed by Therma-Wave with the Securities and Exchange Commission.

Therma-Wave is a trademark of Therma-Wave, Inc. All other product and company names may be trademarks of the companies with which they are associated.